SUBLEASE

THIS SUBLEASE made as of the First (1st) day of February, 1998.

BETWEEN

                         HER MAJESTY THE QUEEN
                         in Right of Canada as represented by the Minister of Public Works and Government Services 641 - 800 Burrard Street
                         Vancouver, British Columbia
                         V6Z 2V8

                         (the "Sublessor")

AND

                         ePOST INNOVATIONS INC.
                         1812 Boatlift Lane
                         Vancouver, British Columbia
                         V6H 3Y2

                         (the "Sublessee")

WHEREAS:

The Sublessor has leased certain premises from Novo Esplanade Limited (the "Headlessor") in the building at 260 West Esplanade, North Vancouver, British Columbia (the "Building") on the terms and conditions contained in a lease agreement (the "Headlease") made as s of the First (1st) day of January, 1995;

The Sublessor has agreed to sublease to the Sublessee the premises on the terms and conditions set forth below.

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby respectively acknowledged:

The Sublessor hereby demises and subleases to the Sublessee that portion of the First (1st) floor of the Building, shown outlined in heavy black lines on the plan attached hereto as Schedule "A", constituting, for the purposes of this Sublease 408.1 square metres of rentable area, (the "Premises").

TO HOLD the Premises for a term of One (1) Year and Eleven (11) Months less One
(1) Day commencing on the First (1st) day of February, 1998 and terminating on the Thirtieth (30th) day of December, 1999.

AND PAYING therefor, to the Sublessor the sum of FORTY-EIGHT THOUSAND DOLLARS (48,000.00) per annum, plus the Goods and Services Tax thereon, payable in monthly installments of FOUR THOUSAND DOLLARS ($4,000.00) each, plus the Goods and Services Tax thereon, commencing on the 1st day of February,1998 and continuing on the first day of each and every month thereafter to and including the 1st day of December, 1999.

Rent is payable to the "Receiver General for Canada" in care of
            Public Works and Government Services Canada
            641 - 800 Burrard Street
            Vancouver, B.C.
            V6Z 2V8

1.    The Sublessee hereby covenants with the Sublessor as follows:

      (a) to pay the rent hereby reserved in the manner and on the days specified herein;

      (b) to observe and perform all the covenants on the part of the Sublessor, as lessee, to be observed and performed under the provisions of the Headlease, insofar as they are applicable to the Premises, except for the covenants to pay rent and any increases in operating costs and taxes thereunder, and to keep the Sublessor indemnified against all actions, expenses, claims and demands in respect of such covenants except as aforesaid;

      (c) To keep indemnified the Sublessor against all claims, damages, costs and expenses in any want relating to the acts or omissions of the Sublessee regarding the Headlease;

      (d) not to assign this Sublease or sublet or part with possession of the Premises or any part thereof or grant any license or concession within or relating to the Premises;

      (e) not to undertake any leasehold improvements or fixtures in the Premises without the prior written consent of the Sublessor (and of the Headlessor, if so required by the provisions of the Headlease);

      (f) to use the Premises only for offices for a computer programming company and for general administrative office purposes for the operations of the Sublessee and for no other purpose whatsoever. The Sublessee shall be permitted to sublease part of the Premises to an associated company or individual(s) provided that they obtain the prior approval of both the Sublessor and the Headlessor. It is understood and agreed that either the Sublessor or the Headlessor may arbitrarily withhold such approval for any reason whatsoever.

      (g) to keep the Premises clean and in good and tenantable repair, reasonable wear and tear excepted;

      (h) to permit the Headlessor, the Sublessor or their authorized agents at all times to enter the Premises for the purpose of examining the state of repair of the Premises;

      (i) to yield up the Premises at the expiration of the term of this Sublease or whenever sooner determined, in good and tenantable repair, reasonable wear and tear excepted;

      (j)   that the Premises are accepted by the Sublessee on an "as is" basis.

      (k) if the Premises are used by the Sublessee over and above the hours of operation as defined in Clause 14 of Part 1 of Schedule "E" attached to the Headlease, then the Sublessee shall, if so requested by the Headlessor, pay the Headlessor directly for such additional usage of electricity and fuel for heating, air conditioning and hot water.

2.    The Sublessor hereby covenants with the Sublessee as follows:

      (a) to pay the rent reserved by and to perform and observe the covenants on her part contained in the Headlease with respect to the Premises as far as the same are not hereby required to be performed and observed by the Sublessee; and

      (b) to permit the Sublessee to peaceably and quietly enjoy the Premises as long as the Sublessee pays the rent and performs the covenants provided in this Sublease.

3.    The Sublessor and the Sublessee hereby covenant and agree as follows:

      (a) if the rent or any other payment hereby reserved or any part of it is in arrears, or if the Sublessee does not fulfill any of its covenants for 15 days the Sublessor may give to the Sublessee a notice in writing requiring the Sublessee to remedy such default within a period of 15 days from the date of service of such notice, provided that if such default cannot reasonably be cured within 15 days, and if the Sublessee commences the remedy of such default within a period of 15 days from the date of service of such notice and thereafter diligently continues to prosecute the remedy of such default and there does not appear, in the sole opinion of the Sublessor, any risk of a forfeiture of the Headlease as a result of such default, then the period for curing such default shall be the period reasonably required to do so and if the Sublessee shall fail to remedy such default within such time, then the current months rent together with the rent for the last six (6) months shall immediately become due and payable and the Sublessor may enter upon and take possession of the Premises or any part thereof in the name of the whole and the same repossess and enjoy as of its former estate, and the term hereby granted shall thereupon cease and determine;

      (b) the Sublessor and the Sublessee shall well and truly observe and fulfill the provisions and requirements of all Statutes, Regulations, Bylaws, rules, Orders and Instructions, including those of the Canada Labour Code and the Canadian Environmental Protection Act, relating to the Premises and for greater certainty, but not so as to restrict the generality of the foregoing, the Sublessee covenants to faithfully observe all such requirements as may apply with respect to electrical wiring and apparatus and fire protection devices now installed or to be installed in and for the Premises;

      (c) a waiver by the Sublessor of any breach of the Sublessee's covenants hereunder shall not affect or prejudice Her respective rights in respect of any future or other breach of covenant by the Sublessee;

      (d) the Sublessee will indemnify the Sublessor and save Her harmless from and against any and all claims, demands, actions, damages and liabilities in connection with any personal injury, loss of life, or damage to property arising out of the occupancy or use by the Sublessee of the Premises, occasioned wholly or in part by any negligent act or omission of the Sublessee;

      (e) the Sublessee agrees not to suffer or permit any Builder's Lien to attach to the Premises during the term for work, labour, services or materials ordered by it or for the cost of which it may ob obligated and that if any such lien shall attach or claim therefor shall be filed, the Sublessee shall, within 20 days after receiving notice of such lien or claim for lien procure the discharge thereof from the title to the lands on which the Building is situated;

      (f) the Sublessee shall at the Sublessee's expense, secure and maintain through the term of this Sublease insurance contracts in a form, in the amounts, and containing the terms and conditions, if any, set out in Schedule "B" hereto, and to promptly furnish to the Sublessor evidence, in a form satisfactory to the Sublessor, that the said insurance contracts are in force and in compliance with the provisions of Schedule "B" and in the event that the Sublessee fails to insure as herein required, the Sublessor may, but shall not be obligated to, effect such insurance for the benefit of the Sublessor or the Sublessee, or both of them, for a period not exceeding one year, and any premium paid by the Sublessor shall be recoverable from the Sublessee on demand.

4. The Sublessee acknowledges and agrees that all obligations of the Headlessor under the Headlease, including the obligation to supply services shall continue to be the obligations of the Headlessor in respect of the Premises. The Sublessee agrees that the Sublessor shall not be responsible or obligated in respect thereof, and that the Sublessor shall not be liable to the Sublessee for any default or breach by the Headlessor in respect thereof, but the Sublessor will, unless this Sublease is terminated, at the written request and the sole expense of the Sublessee, take all steps necessary to enforce for the benefit of the Sublessee the obligations of the Headlessor as aforesaid.

5. If the consent of the Headlessor must be obtained or the satisfaction or waiver of any conditions must be met before the Sublessor may sublease the Premises to the Sublessee, this sublease shall not be effective and shall be deemed not to have been granted until all such consents have been obtained and such conditions have been satisfied or waived.

6. The Sublessee shall not register this Sublease in any Land title Office and the Sublessor shall not be obligated to deliver this sublease to the Sublessee in registrable form.

7. The Sublessee acknowledges to and with the Sublessor that it has received a copy of the executed Headlease and is familiar with the terms, covenants and conditions contained therein.

8. This sublease may be modified only by a subsequent agreement in writing of equal formality executed by the parties.

9. If any dispute or question shall arise between the parties hereto during the term hereof, and any extension, as to any matter arising hereunder which the parties are unable to resolve by agreement, the same shall be determined by a Court of competent jurisdiction.

10. Time shall in all respects be of the essence in each and every of the terms, covenants and conditions in this Sublease.

11. Whenever in this Sublease the context so requires or permits, the singular number shall be read as if the plural was expressed and the masculine gender as if the feminine or neuter, as the case may be, were expressed.

12. This Sublease shall enure to the benefit of and be binding upon the parties hereto, their lawful heirs, executors, administrators, successors and assigns.

13. As required by the Parliament of Canada Act it is an express condition of this Sublease that no member of the House of Commons shall be admitted to any share or part of this Sublease or to any benefit arising therefrom.

14. The Sublessor considers that the leasing information listed hereunder is the type of government information that is normally available to the general public and therefore, the Sublessor reserves the right to make this information available to the general public, that is,

            - the address of the Building
            - the name and address of the Sublessee
            - the commencement date of this Sublease
            - the termination date
            - the area of the Premises.

and the Sublessee agrees to the disclosure to the public of such information and agrees not to object in any way whatsoever to the disclosure of such information.

15.   Any notice required to be given to any party shall be sufficiently given,

      (a) in the case of the Sublessee, if personally served on the Sublessee or if the Sublessee is a incorporated then on any officer or executive of the Sublessee, or, if forwarded by registered mail, addressed to:
            ePost Innovations Inc.
            c/o Mr. Carl Whitehead
            P.O. Box 633
            Lions Bay, British Columbia
            V0N 2E0

            or to such other address as the Sublessee may from time to time advise by notice in writing.

      (b) in the case of the Sublessor, if personally served on the Regional Manager of Property & Facilities Management Services or, if forwarded by registered mail, addressed to:

            Regional Manager of Property & Facilities Management Services Public works and Government Services, Pacific Region
            641 - 800 Burrard Street
            Vancouver, British Columbia
            V6Z 2V8

            or to such other address as the Sublessee may from time to time advise by notice in writing.

and any such notice, if forwarded by mail, whenever mailed, shall be deemed to be served on the fifth business day next following the date it is so mailed.

16. The Sublessee shall deliver to the Sublessor Two (2) Letters of Credit in forms acceptable to the Sublessor for a total amount of TWENTY-FOUR THOUSAND DOLLARS ($24,000.00) as follows: firstly, a Letter of Credit in the amount of TWELVE THOUSAND DOLLARS ($12,000.00) shall be deli vered prior to possesiion of the premises being granted to the Sublessee and secondly, a Letter of Credit in the amount of TWELVE THOUSAND DOLLARS ($12,000.00) shall be delivered to the Sublessor on or before February 28, 1998, with such Letters of Credit to be applied against the last six (6) months rent due hereunder being the period July 1, 1999 to December 30, 1999, or any rent becoming due and payable as a result of the Sublessee's default hereunder.

IN WITNESS WHEREOF the parties hereto have executed this Sublease as of the day, month and year first above written.

The Corporate Seal of
ePOST INNOVATIONS INC.
was hereunto affixed in the
presence of:


------------------------------
Authorized Signatory


                                                      (SEAL)
------------------------------
Authorized Signatory

                                             HER MAJESTY THE QUEEN, in right
                                             Canada as represented by the
                                             Minister of Public Works and
                                             Government Services:



                                             -----------------------------------
                                             Authorized Signatory


                                             -----------------------------------
                                             Authorized Signatory

                                  SCHEDULE "B"

1.    INSURANCE CONTRACTS

      (1) This schedule describes the insurance contractrs which the Sublessee shall secure and maintain at the Sublessee's expense throughout the term of this Sublease.

      (2) Each of the following insurance contracts to be provided by the Sublessee shall

            (a) be placed with a company approved by the Sublessor and licensed under the laws of the Province or Territory of Canada in which the lands upon which the Building is situated are located and ordinarily engaged in the business of insuring against the risks described, and

            (b) include a provision requiring the insurer to give thirty days prior written ntoice to the Sublessor before making any material change in such insurance or termination or cancellation thereof.

2.    GENERAL LIABILITY POLICY

      (1) The Sublessee shall at the Sublessee's expense, throughout the term of this Sublease, secure and maintain public liability insurance protecting and indemnifying the Sublessor and the Sublessee against any claims for

            (a)   Personal injury,
            (b)   Bodily injury,
            (c) Property damage on an "occurrence" basis, including loss of use of property,
            (d)   Contingent Employer's Liability,
            (e)   Owner's Protective Liability,
            (f)   Contractual Liability assumed under this Lease,
            (g)   Cross Liability,

      arising from any accident or occurrence in or upon the Premises, the building or the lands upon which the Building is situated.

      (2) The limit of liability shall be not less than $2,000,000 for Personal Injury, Bodily Injury and Property Damage in any one occurrence or series of occurrences arising out of one cause.